Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-171385, 333-41409, 333-90375 and 333-165605 on Form S-8 of our reports dated September 25, 2014, relating to the financial statements of Thor Industries, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Thor Industries, Inc. for the year ended July 31, 2014.

/s/ Deloitte & Touche LLP

Chicago, Illinois

September 25, 2014